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                                     EXHIBIT 5.1

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                     [SNELL & WILMER L.L.P. LETTERHEAD]



                                       February 6, 1997



UniComp, Inc.
1850 Parkway Place, Suite 925
Marietta, Georgia 30067

Ladies and Gentlemen:

     Reference is made to your proposed registration and offering of 150,000 shares of Common Stock of UniComp, Inc., as contemplated by the Registration Statement (the "Registration Statement") on Form S-8 filed by you on February 6, 1997, with the Securities and Exchange Commission under the Securities Act of 1933.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

     Based solely on the foregoing, it is our opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                                       Very truly yours,

                                       SNELL & WILMER L.L.P.